UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		May 13, 2013 (May 10, 2013)
GAMESTOP CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	625 Westport Parkway, Grapevine, TX	76051
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code		(817) 424-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2013, GameStop Corp. (the "Company") entered into a new employment agreement with each of Daniel A. DeMatteo, Executive Chairman, J. Paul Raines, Chief Executive Officer, Tony D. Bartel, President, Robert A. Lloyd, Executive Vice President and Chief Financial Officer, and Michael K. Mauler, Executive Vice President, GameStop International (collectively, the “New Employment Agreements”).  The Company entered into these New Employment Agreements because the term of each of the existing employment agreements with each such officer (collectively, the “Prior Employment Agreements”) was to expire on June 2, 2013.  Unlike the Prior Employment Agreements, the term of each of the New Employment Agreements is no longer for a set period, but will expire only upon termination of the executive’s employment.  Other material differences between the New Employment Agreements and the Prior Employment Agreements include the following:

•
Cause.  The definition of cause has been revised to include: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct, whether or not in the course of service, that is reasonably likely to result in material and demonstrable damage to the business or reputation of the Company; (iii) material breach by the executive of any agreement with, policy of or duty owed to the Company or any of its subsidiaries; or (iv) willful refusal by the executive to perform his duties to the Company or the lawful direction of his or her supervisor that is not the result of a disability.  The New Employment Agreements also provide the executive with a 30-day cure period for certain of these events, if capable of cure.

•
Good Reason.  The definition of good reason, has been revised to include: (i) a material diminution in the executive’s base salary or target annual bonus opportunity; (ii)  relocation of the executive’s principal worksite outside of the Dallas/Ft. Worth metropolitan area; or (iii) in the case of a sale of substantially all the Company’s assets, the buyer’s failure to assume the New Employment Agreement.  The Company has a 30-day cure period for any good reason event.

•
Severance.  Upon an executive’s termination of employment without cause or by the executive for good reason, the executive will receive a lump sum payment equal to two times (i) the executive’s base salary plus (ii) the executive’s target bonus.  If such termination occurred within 18 months following a “change in control” (as defined in the New Employment Agreement),  the “two” would be replaced by “two and one-half” (or, “three” for Messrs. DeMatteo and Raines).

•
Treatment of Equity upon Termination.  Upon an executive’s termination of employment by the Company without cause, by the executive for good reason, or due to the executive’s death or disability, (i) any time-based equity grants will become fully vested, (ii) any performance-based equity grants will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period (except in the case of a termination due to death, when performance-based equity grants will vest and be paid at the target level), and  (iii) in the case of termination due to death or disability, any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option or one year following the date of termination.

•
Release Required as a Condition of Severance Benefits.  The payment of any severance benefits will be conditioned on the executive’s execution of a general release of claims against the Company and its affiliates.

•
Modified Cutback for Parachute Payments.  Benefits and payments due in connection with a change in control will be capped to avoid excise taxes under Section 4999 of the Internal Revenue Code only if the cap will improve the executive’s net after-tax position.

•	Non-Competition Period. Each executive is restricted from competing with the Company for two years after termination of employment, regardless of the timing and reason for the termination.

The foregoing description of the material terms of the New Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the New Employment Agreements, copies of each of which are filed herewith as Exhibit 10.1 through 10.5 of this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
10.1	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Daniel A. DeMatteo.

10.2	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and J. Paul Raines.

10.3	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Tony D. Bartel.
10.4	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Robert A. Lloyd.
10.5	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Michael K. Mauler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP. (Registrant)
Date: May 13, 2013	/s/ Robert A. Lloyd Name: Robert A. Lloyd Title: Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Daniel A. DeMatteo.

10.2	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and J. Paul Raines.

10.3	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Tony D. Bartel.
10.4	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Robert A. Lloyd.
10.5	Executive Employment Agreement, dated May 10, 2013, between GameStop Corp. and Michael K. Mauler.